Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP ANNOUNCES CHANGE OF LOCATION OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020

ATLANTA – April 20, 2020 - PulteGroup, Inc. (NYSE: PHM) announced today that, due to the ongoing public health impact of COVID-19 and to support the health and safety of our shareholders, the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of PulteGroup, Inc. (the “Company”) will now be held in a virtual format only. Shareholders will not be able to attend the Annual Meeting in person. As previously announced, the Annual Meeting will be held on Thursday, May 7, 2020 at 1:00 p.m. Eastern Time.

As described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2020, shareholders as of the close of business on March 13, 2020, the record date, or those holding a legal proxy for the meeting provided by their bank, broker, or nominee are entitled to vote at the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PHM2020, shareholders must enter the 16-digit control code included in their proxy materials. Further information regarding the change to the location of the Annual Meeting can be found in the Notice of Change of Location of Meeting filed by the Company with the SEC on April 20, 2020.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.